Exhibit 10.1

Banking Facilities Agreement

CHINA N MERCHNTS BANK WUHAN BRANCH

Be Put Into Service From 2009

Banking Facilities Agreement

No.: 2010 Guang SZ No. 010

Credit Grantor: China Merchants Bank Co., Ltd. Guanggu Subbranch
(Hereinafter referred to as Party A)
Main Coordinator:Li ping

Credit Applicant: Wuhan Guoce Nordic New energy Co.Ltd.(Hereinafter referred to as Party B)
Legal Representative/ Main Coordinator:Hou tiexin

Upon Party B’s application, Party A has agreed to provide the credit line to Party B on the terms and conditions contained herein and entered into this Agreement in accordance with relevant provisions of laws and through full negotiation.

Article 1 Credit line

1.1 Party A provides Party B with credit line of RMB(currency) (amount)90,000,000 Yuan only (including the equivalent value of other currencies, the exchange rate shall be translated with the foreign exchange rate published by Party A when the specific business actually take place, the same below). Among which (choose one from the following with “√”)

√□Revolving line of credit,    RMB    (currency)    90,000,000          (amount) Yuan;

□One-off line of credit,                (currency)                     (amount) Yuan.

Revolving line of credit refers to the ceiling amount of the credit principal such as the continuous and revolving loans, trade financing, note discount, commercial acceptance draft, and letter of guarantee, legal person account overdraft, domestic factoring,                 ,                      and etc. provided by Party A for Party B in the credit granting period.

One-off line of credit refers to the situation that when Party B applies for the transaction of multiple credit business one by one to Party A during the credit granting period, the accumulated amount of each credit business can not exceed the amount of one-off credit line stipulated in the Agreement. Party B can not reuse the one-off credit line. The corresponding amount of Party B’s application of transacting multiple credit business shall occupy the amount of one-off credit line stipulated in this Article until its full occupation by accumulation.

“Trade financing” includes credit opening, import bill advance, shipping guarantee, import bill advance for collection, packing loan, export bill purchase, export bill purchase for collection, financing for import/export transfer, short term credit insurance financing, import factoring, export factoring (dual factoring without recourse, except the dual factoring without recourse within Party A’s system; the same below),                     ,                    and other types of business.

1.2 If Party A transacts the business of import factoring and domestic factoring without recourse taking Party B as the payer, then the credit of Party B’s accounts receivable assigned to Party A in such business shall occupy the foresaid credit line; if Party B applies to transact the business of domestic factoring with recourse or export factoring, then the basic acquisition payment (basic purchase payment) provided by Party A to Party B in such business shall occupy the foresaid credit line.

1.3 Where Party A entrusts any other branches of China Merchants Bank to open a back-to-back letter of credit to the beneficiary according to the internal processes requirement, such opening and the import bill advance and shipping guarantee business shall occupy the foresaid credit line.

1.4 The foresaid credit line does not include the corresponding credit line of securities or deposits pledge guarantee provided by Party B or any third party against the single specific business. The below is same.

□1.5 For the Banking Facilities Agreement with number of (year)             SZ No.       , originally signed by the two parties, from the effective date of this Agreement, the balance unpaid of the specific business under the former Banking Facilities Agreement shall be included into this Agreement automatically, until it occupies the credit line under the Agreement (if this article is applicable, please fill the □ with “√”).

Article 2 Credit granting period

The credit granting period lasts 12    months, namely from 2010（year）6   (month) 24   (date), 2011    to 6  (month) 24(date). Party B applies for the credit line from Party A during such period. Beyond the expiry date of the credit period, unless otherwise stipulated in the Agreement, Party A rejects the credit line requests from Party B.

Article 3 Use of the credit line

3.1 Types and scope

The foresaid credit line shall be (choose one from the two with “√”):
(√ ) 3.1.1 General credit line, its specific business types include (fill in with actual situation):

 Floating capital loans，bill for bank acceptance is no more than 60 million yuan
Guarantee                         ,                                                                                             ,

Meanwhile, Party B   can    (fill in with “can” or “can not”) make regulation use for the foresaid line of credit, and (choose one from the following with “√”):

√□All the business types can get reciprocal regulation use;

□All the business types can get reciprocal regulation use, namely        and       .

(  ) 3.1.2 Single credit line of                                 .

3.2 The revolving line of credit can be reused by Party B in the credit period while the one-off line of credit can not be reused. Each of the credits for use must get applications by Party B and each of the credits must be approved by Party A. Each loan or other credit amount, deadline, specific usage etc. should be included in the specific business contracts (including certificate of indebtedness) or agreements signed by the two parties, otherwise such is covered in the relevant business application requested from Party B to Party A and approved by Party A.

Under the domestic factoring without recourse, Notice of Accounts Receivable Credit Transfer, sent by Party A to Party B and confirmed by Party B in the form approved by Party A shall be considered as “Specific Business Contract” reached between the two parties.

3.3 Any loan in the credit line or otherwise is definitely stipulated in date in line with the business need of Part B and business management of Part A. The maturity date of each specific business may be later than the expiry date of credit during the period.

Article 4 Interest and fees

Loans within the credit line, financing rate and relevant business are charged pursuant to the contracts.

Article 5 Guarantees

5.1 Subject to the Agreement herein, all Party B’s debts to Party A are guaranteed by       Wuhan Guoce Technology Co., Ltd. Wu Wei, Zhang Weijun, Hou tiexin, Qi Na, Zhao Ying as the joint and several liability and it must produce the Irrevocable Letter of Guarantee of the Ceiling Amount to Party A. And/or

5.2 Subject to the Agreement herein, all Party B’s debts to Party A are mortgaged (pledged) by   with its  as guaranties. The two parties shall sign another guarantee contract.

If the Guarantor signs the guarantee contract and deals with recognizance formality against the Agreement herein, Party A has the right of declining lines of credit to Party B.
Article 6 Rights and obligations of Party B

6.1 Party B’s rights:

6.1.1 To require Party A to supply loans within a credit line loan or other credit according to the terms of the Agreement herein.

6.1.2 To use the credit line subject to the Agreement herein.

6.1.3 To require Party A to maintain secrecy of product, operation, property and account or others of Party B, otherwise provided by laws and regulations or regulatory body saved.

6.1.4 After having been guaranteed by Party A, to demise the debt to the third Party.

6.2 Party B’s obligations:

6.2.1 To provide the documents and the balances of deposits and loans the accounts in all banks demanded by Party A in good faith (including but not limited to financial statements and annual financial report, material changes in product, operation, management in the deadline of Party A), as well as the conditions in all opening banks, accounts and deposit balance, and party with the investigation, review and inspection of Party A;

6.2.2 Subject to Party A for its supervision of the usage of credit funds, the related production and management financial activities;

6.2.3 Subject to the Agreement herein and promise of each specific contract/ commitment to use loans/ other credits;

6.2.4 Subject to the Agreement herein and promise of each specific contract, timely and fully repay loans, make advances and other principal and interest of credit line;

6.2.5 Only by obtaining the written consent of Party A that the debt under the Agreement herein to the third Party can be demised;

6.2.6 In case of the following situations, Party B immediately informs Party A and actively cooperates with Party A to deal with the safeguard measures of security reimbursement of loans, make advances and other principal and interest of credit line under the Agreement herein:

6.2.6.1 Significant financial loss, property loss or other financial crises;

6.2.6.2 Provide loans or guarantees for third parties or provide mortgage (pledge) guarantee by its own property (rights);

6.2.6.3 Change matters such as consolidation (mergers), separation, reorganization, joint venture (cooperative), property (shares) right transfer, joint-stock reform, etc.;

6.2.6.4 Circumstances such as closure, suspension or cancellation of business license, application for or filed for bankruptcy, dissolution, etc.;

6.2.6.5 Significant operating and financial crisis with its controlling shareholder or other related companies, which affects its normal operation;

6.2.6.6 Significant related party transactions with its controlling shareholder or other related companies, which affects its normal operation;

6.2.6.7 Litigation, arbitration, criminal or administrative penalties affecting its operating and financial status negatively;

6.2.6.8 Any other material circumstance affecting its ability of repayment.

6.2.7 No delay of management and recourse to the mature claims, and the main property shall ever be disposed without compensation or otherwise inappropriate manners.

Article 7 Rights and obligations of Party A

7.1 Party A’s rights:

7.1.1 To require Party B to repay loans, make advances and other principal and interest of credit line under the Agreement herein;

7.1.2 To require Party B to provide relevant documents of credit line;

7.1.3 To be acknowledged of production operation and financial operation of Party B;

7.1.4 To supervise Party B’s usage of loans under the Agreement herein and each specific contract and/or other credit;

7.1.5 Under its internal processes requirement, after receiving Party B’s application for opening letter of credit, to entrust the local branches of China Merchants Bank to open a back-to-back letter of credit to the beneficiary;

7.1.6 To deduct money directly from Party B’s account to repay Party B’s debt under the Agreement herein and each specific contract and/or other credit;

7.1.7 To demise its claims to Party B, and the right to adopt the manner it deems appropriate, including but not limited to fax, mail, served by hand and notice in the public media to notify Party B that its assignment, as well as its collection for Party B.

7.1.8 Other rights under this Agreement herein.

7.2 Party A’s obligations:

7.2.1 Loans to the Party B or provides other credit subject to the Agreement herein and each specific contract and/or other credit.

7.2.2 Maintains secrecy of product, operation, property and account or otherwise of Party B, otherwise provided by laws and regulations or regulatory body saved.

Article 8 Party B’s especial guaranties

8.1 Party B is formally established under Chinese law and the legal entity with legal personality. Party B has sufficient capacity as civil conduct to conclude and implement the Agreement herein;

8.2 Signing and implementation of this Agreement herein must be fully authorized by Board of Directors or otherwise;

8.3 Documents, data and certifications related to Party B, Guarantor, mortgagor (pledgor) and mortgaged (pledged) properties or otherwise provided by Party B must be true, accurate, complete and effective without any errors or omissions in material fact.;

8.4 Each specific contract and Letter of Credit, trust receipts and documents of other relevant Agreement signed to Party A should be strictly followed;

8.5 Any significant adverse consequences for the main property of Party B, litigation, arbitration or criminal, administrative penalties again Party B are not occurred during signing the Agreement herein. Such litigation, arbitration or criminal, administrative penalties are not occurred during the implementation of the Agreement herein. If not so, Party A should be immediately informed by Party B;

8.6 The business activities must be strictly subject to national laws and regulations. Various operations must be strictly in accordance with the business license or business scope approved by Party B. Annual registration formalities must be on schedule;

8.7 To maintain or improve the existing management level to ensure the maintenance and appreciation of existing assets. Any maturity claims never be given up, nor to grant or otherwise inappropriate disposition of the existing main property shall never be disposed without compensation or otherwise inappropriate manners;

8.8 Without the permission of Party A, Party B shall not repay other long-term debt, as well as   and  ;

8.9 Any other material event affecting implementation of Party B’s obligations is never occurred by Party B during signing the Agreement herein.

Article 9 Other fees

Fees of credit investigation, inspection, notarization relevant to the Agreement herein and attorney's fees, litigation costs, travel, advertising fees, service fees or otherwise paid by Party A under the situations of delaying repayment for Party A under the Agreement herein, all of those fees shall be borne by Party B in full. Party B warrants Party A to directly deduct from Party B's bank account in license from the Party A’s bank. Any shortfall shall be ensured by Party B to repay after the receipt of Party A’s notice.

Article 10 Events of default and handling

10.1 Occurrences of Party B’s default events can be regarded as one of the followings:

10.1.1 Breach of provisions of Subsection (1), Section (2) in Article (6) herein, for providing Party A with false information or concealing the real material situations and mismatching with the investigation, review and inspection of Party A;

10.1.2 Breach of provisions of Subsection (2), Section (2) in Article (6) herein, for not accepting or evading Party A’s supervision of the use of credit funds, the related production and management and financial activities;

10.1.3 Breach of provisions of Subsection (3), Section (2) in Article (6) herein, for using the loans and other credits against the Agreement herein and each specific contract;

10.1.4 Breach of provisions of Subsection (3), Section (2) in Article (6) herein, for failing to discharge the principal and interest of loans, imprest and other credit debt on any repayment due date subject to the Agreement herein and each specific contract;

10.1.5 Breach of provisions of Subsection (5), Section (2) in Article (6) herein, for unilaterally demising liabilities under this Agreement to a third Party without authorization. Or breach of provisions of Subsection (7), Section (2) in Article (6) herein, delay of management and recourse to the mature claims, or the main property shall never be disposed without compensation or otherwise inappropriate manners;

10.1.6 Breach of provisions of Subsection (6), Section (2) in Article (6) herein. The situation occurs under the Subsection (6) hereinbefore, yet Party A is not timely informed. Party B does not meet Party A’s requirement of adding the safeguard measures after noticing the situations hereinbefore or Party A considers that it is not conducive to safe recovery of principal and interest;

10.1.7 Breach of provisions of Section (1), Section (2) and Section (5) in Article (8) herein or violation of provisions of Section (3), Section (4), Section (6) , Section (7) , Section (8) and Section (9) in Article (8) herein, yet not correct immediately under Party A’s requirement;

10.1.8 Other cases of that Party A’s legitimate rights and interests of Party are damaged in the view of Party A.

10.2 Events of default would be regarded occurred if Party A’s requirements of excluding the negative impact or adding or changing condition of recognizance after Party A considers that the following situations may affect Guarantor’s ability to provide Bank Guarantee are not met by Guarantor and Party B:

10.2.1 The case similar to one of the described under provisions of Subsection (6), Section (2) in Article (6) herein;

10.2.2 Conceal its own actual capability of undertaking guarantee responsibility or without authorization when providing the irrevocable guarantee;

10.2.3 Annual registration formalities are delayed;

10.2.4 Delay of management and recourse to the mature claims. Or the main property shall never be disposed without compensation or otherwise inappropriate manners.

10.3 Events of default would be regarded occurred if Party A’s requirements of excluding the negative impact or adding or changing condition of recognizance after Party A considers that the following situations may cause false or devalue of the collateral are not met by mortgager (pledgeor) and Party B:

10.3.1 No ownership or disposition on the collateral or the ownership or dispositions are under dispute;

10.3.2 Case of rent, sequestration, detainees, supervision and Prior to existence of the statutory priority (including but not limited to the statutory priority of construction funds) of the collateral, and/or conceal such occurred cases;

10.3.3 Without the written consent of Party A, mortgagor demises, leases, re-mortgages or any other inappropriate disposes of collateral without authorization. Despite the written consent of Party A, but regardless of Party A’s requirement, mortgagor does not use the received of disposing of collateral to repay Party B’s debt owned by Party A;

10.3.4 Collateral is not correctly kept, maintained and repaired by mortgagor, causing significant impairment value of collateral, or collateral is directly endangered by mortgage’s human behavior, leading to reduction in the value of the collateral, or in the mortgage period, Collateral is covered and against the requirements of Party A.

10.4 Once the case occurs under provisions of Section (1), Section (2) or Section (3) in Article (10) herein, Party A has the right to take following measures respectively/simultaneously:

10.4.1 Reduce the credit line under the Agreement herein. Or stop the use of the remaining credit line;

10.4.2 Recover the principal and interest of the loans and relevant fees within the credit line in advance;

10.4.3 For the money orders Party A has accepted or opening (including the commissioning) letters of credit, guarantees, delivery guarantees and other letters in credit period, regardless of whether Party A has made the imprest, Party A may request additional margin amount or demise Party B’s deposits in its other accounts in Party A’s bank into Party B’s margin accounts as a repayment for margin Party A has paid as a the settlement under the Agreement herein, or hand over the corresponding amount to the third Party as margin Party A pays for Party B hereafter;

10.4.4 As for Party A’s right of acquiring unsettling receivable under Party A’s recourse of domestic factoring and export factoring, Party A has the right to request Party B to fulfill the immediate repurchase obligations; if Party A has no right of acquiring unsettling receivable under Party A’s recourse of domestic factoring and import factoring, Party A has the right to recourse to Party B immediately;

10.4.5 Directly debit Party B’s clearing account and / or the deposits in other accounts to discharge Party B’s total debt in this Agreement herein and each specific contract;

10.4.6 Recourse under the Article 13 in the Agreement herein.

Article 11 Alteration and discharge of the Agreement

This Agreement can be altered and discharged in written form through negotiation of the Parties. This Agreement may not be valid until the written forms are reached. Neither Parties has right of alteration, amendment and discharge on the Agreement unilaterally without authorization.

Article 12 Miscellaneous

12.1 During the entry into force of this Agreement, for any breach or delay of Party B, Party A’s tolerance, grace period or delaying implementation subject to this Agreement shall be entitled to Party A’s interest or right and such interest or right hereinbefore subject to this Agreement can not be damaged, affected or limited. Such interest or right hereinbefore cannot be regarded as Party A’s license or approval. As well it cannot be regarded as Party A’s abandonment of right of taking action on the existing or future violations.

12.2 For whatever reason, this Agreement becomes null and void in law, or part of the clause is invalid, Party B should bear the repayment of all obligations owed by Party A under this Agreement. If that happens, Party A has the right to terminate the implementation of this Agreement, and may recover immediately to the Party B’s debt   under this Agreement.

12.3 Notice, requirements or otherwise about Party A and Party B relating to this Agreement should be sent in writing.

Address of Party A:	1(bis), Guanggu Square

Address of Party B:	No. 86, Nanhu Avenue

If sent by hand, the receiving party’s signing as served (if the recipient rejects, the rejected day deems as served); by postal correspondence, after the expiry of seven days of sending, it deems as served; by facsimile transmission, when the recipient party’s fax system receives the fax, it deems as served.

Party A notifies Party B in the public media on the assignment of credit or overdue receivables. It deems served on the day of announcement.

If there is an alternation of the address of either Party, that Party shall promptly notify the other Party, or else to bear the losses that may arise therefore.

12.4 The two parties agree that as for all the business applications under the trade financing business, it is accepted when Party B stamps specimen seal in accordance with the Power of Attorney for Specimen Seal provided to Party A, and both parties approve the effect of such seal.

12.5 Supplemental Agreement in writing to settle the pending issues and change matters by the consensus of Party A and Party B and each specific contract as an annex under the Agreement herein constitute an integral part of this Agreement.

12.6

12.7

12.8

Article 13 Governing law and disputes settlement

13.1 The formation, interpretation and settlement of the Agreement herein shall be governed by the Law of the People's Republic of China. The rights and interests of Party A and Party B are under the protection of the People's Republic of China law.

13.2 Any dispute arising out of the performance of this Agreement may be resolved through negotiation. In case no settlement is reached through negotiation, either party may (choose one from the three with “√”):

☑ 13.2.1 Sue to peoples' court where Party A locates;

□13.2.2 Apply to    /   Arbitration Committee for arbitration;

□13.2.3 Submit to (if this item is applicable, choose one from the following two, with “√”):

□China International Economic and Trade Arbitration Commission

□       /      Chapter of China International Economic and Trade Arbitration Commission
for arbitration on the basis of Financial Disputes Arbitration Rules.
13.3 After the enforcing notary is negotiated by Party A and Party B subject to this Agreement and each specific contract, for the recovery of Party B’s debt under this Agreement and the specific contracts, Party A can directly apply to the competent people's court for enforcement.

Article 14 Effective period of this agreement

Article 15 Supplementary provisions

This Agreement shall be made in four, one for Party A, one for Party B, one for the   and one for the  . Each copy shall have the equal legal force.

The provisions of this Agreement herein are under full negotiations of the parties. The Bank has warned the other parties of waiving or limitation of the liability of bank, some unilateral right of the bank, the increase of the responsibility of other parties or restriction over the rights of parties shall be understood comprehensively and accurately. Upon other parties’ request, the Bank has made a corresponding explanation of these provisions. All contracting parties are completely consistent in the understanding of the terms of this Agreement.

(Signing page)

Party A:	(Seal)
Main coordinator or authorized agent
(Signature/Seal):

Party B:	(Seal)
Legal representative /Main coordinator / Authorized agent
(Signature/Seal):

Date of signing:6 (M) 24 (D), 2010 (Y)